Filed Pursuant to Rule 424(b)(3)
Registration No. 333-178333 and
Nos. 333-178333-01 through 333-178333-12

Prospectus Supplement No. 20

(To Prospectus dated December 29, 2011)

Horizon Lines, Inc.

Common Stock, Warrants, 6.00% Series A Convertible Secured Notes due 2017 and 6.00%

Series B Mandatorily Convertible Secured Notes due 2017

This Prospectus Supplement No. 20 supplements and amends the prospectus dated December 29, 2011, as supplemented by Prospectus Supplement No. 1 dated January 12, 2012, Prospectus Supplement No. 2 dated January 30, 2012, Prospectus Supplement No. 3 dated February 24, 2012, Prospectus Supplement No. 4 dated March 28, 2012, Prospectus Supplement No. 5 dated April 11, 2012, Prospectus Supplement No. 6 dated April 13, 2012, Prospectus Supplement No. 7 dated April 24, 2012, Prospectus Supplement No. 8 dated May 7, 2012, Prospectus Supplement No. 9 dated May 9, 2012, Prospectus Supplement No. 10 dated June 7, 2012, Prospectus Supplement No. 11 dated July 6, 2012 and Prospectus Supplement No. 12 dated July 18, 2012, Prospectus Supplement No. 13 dated July 27, 2012, Prospectus Supplement No. 14 dated August 2, 2012, Prospectus Supplement No. 15 dated August 7, 2012, Prospectus Supplement No. 16 dated August 28, 2012, Prospectus Supplement No. 17 dated September 17, 2012, Prospectus Supplement No. 18 dated October 29, 2012, Prospectus Supplement No. 19 dated November 2, 2012 and Prospectus Supplement No. 20 dated November 8, 2012 (collectively referred to herein as the “Prospectus”).

This prospectus supplement is being filed to include the information set forth in our Current Report on Form 8-K dated November 8, 2012, which is attached hereto.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

See “Risk Factors” beginning on page 18 of the Prospectus dated December 29, 2011, for a discussion of certain risks that you should consider prior to investing in the securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is November 8, 2012.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2012

HORIZON LINES, INC.

(Exact name of registrant as specified in its Charter)

Delaware	001-32627	74-3123672
(State or Other Jurisdiction of Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4064 Colony Road, Suite 200

Charlotte, North Carolina 28211

(Address of Principal Executive Offices, including Zip Code)

(704) 973-7000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Directors or Certain Officers

On November 8, 2012, Horizon Lines, Inc. (the “Company”) and Mr. Brian Taylor entered into a Separation Agreement related to Mr. Taylor’s employment as Executive Vice President and Chief Operating Officer of the Company. Mr. Taylor is resigning from the Company effective November 30, 2012, and he intends to remain available for a limited time thereafter in a consulting capacity.

Under the terms of the Separation Agreement, Mr. Taylor will not receive any benefits under the Company’s existing Executive Severance Plan, but will receive:

•	Two years base salary of $370,000 per year, payable in accordance with regular payroll practices;

•

Amounts payable under the Company’s 2012 Management Incentive Plan, payable to the same extent that bonuses are payable to other executive officers covered by the 2012 Management Incentive Plan for the 2012 fiscal year;

•	A lump sum payment of approximately $49,000, which is equal to 24 times the monthly premium for COBRA continuation coverage under the Company’s health benefit plan;

•	A lump sum payment of $25,000 in order to obtain outplacement services; and

•	Reimbursement of legal expenses incurred in connection with the Separation Agreement of up to $15,000.

In consideration for the payments and other benefits accruing to Mr. Taylor under the Separation Agreement, Mr. Taylor agreed not to compete with the Company for a period of two years and provided the Company with a general release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HORIZON LINES, INC. (Registrant)

Date: November 8, 2012	By:	/s/ Michael T. Avara
Michael T. Avara
Executive Vice President and Chief Financial Officer